Exhibit 99.1

Contact:  Michael L. McDonald
Senior Vice President & Chief Financial Officer
703-478-5845
Email: mmcdonald@fairchild.com

FAIRCHILD ANNOUNCES APPOINTMENT OF PHILIP S. SASSOWER AS CHAIRMAN OF THE BOARD

McLean, Virginia (May 14, 2008) - The Fairchild Corporation (NYSE: FA) (the “Company”) announced today the election by the Company’s Board of Directors, on May 13, 2008, of Philip S. Sassower as Chairman of the Board.  Former Chairman, Jeffrey J. Steiner, will remain as Chief Executive Officer of the Company. Working together, Mr. Sassower, Mr. Steiner, and the Senior Executive team of the Company will continue to pursue opportunities with a focused effort in maximizing shareholder value.

Mr. Sassower (68) has served as the Chief Executive Officer of Xplore Technologies Corp. since February 2006, and has been Chairman of the Board of Xplore since December 2004.  Mr. Sassower is also the Chief Executive Officer of SG Phoenix LLC, a private equity firm, and has served in that capacity since May 2003. Mr. Sassower has also been Chief Executive Officer of Phoenix Enterprises LLC, a private equity firm, and has served in that capacity since 1996. Mr. Sassower served as Chairman of the Board of Communication Intelligence Corp., an electronic signature solution provider, from 1998 to 2002 and Chairman of the Board of Newpark Resources, Inc., an environmental services company, from 1987 to 1996.

About The Fairchild Corporation

The business of Fairchild consists of three segments: PoloExpress, Hein Gericke, and Aerospace. Fairchild's PoloExpress and Hein Gericke businesses design and sell motorcycle protective apparel, helmets, and a large selection of technical accessories, for motorcyclists. Together, Hein Gericke and PoloExpress operate 234 retail shops in Germany, the United Kingdom, Austria, Belgium, France, Italy, Luxembourg, the Netherlands, Switzerland and Turkey. Fairchild's aerospace segment is engaged in the aerospace distribution business which stocks and distributes a wide variety of parts to operators and aerospace companies providing aircraft parts and services to customers worldwide. Additional information is available on The Fairchild Corporation web site (www.fairchild.com). Hard copies of the Company’s most recent completed audited financial statements are available free of charge by contacting us at 703-478-5800.

This news release may contain forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  The Company’s actual results could differ materially from those set forth in the forward-looking statements, as a result of the risks associated with the Company’s business, changes in general economic conditions, and changes in the assumptions used in making such forward-looking statements.